                                                                     EXHIBIT 3.3

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                     CENTENNIAL SPECIALTY FOODS CORPORATION

         Centennial Specialty Foods Corporation, a Delaware corporation (the "Corporation"), does hereby certify that:

         FIRST: The present name of the Corporation is "Centennial Specialty Foods Corporation," which is the name under which the Corporation was originally incorporated. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was February 7, 2003.

         SECOND: This Amended and Restated Certificate of Incorporation (the "Restated Certificate") amends and restates in its entirety the present Certificate of Incorporation of the Corporation. This Restated Certificate has been duly adopted and approved by the Board of Directors and stockholders of the Corporation by unanimous written consent in lieu of meetings thereof in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         THIRD: This Restated Certificate shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.

         FOURTH: Upon the filing with the Secretary of State of the State of Delaware of this Restated Certificate, the Certificate of Incorporation of the Corporation shall be amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be executed by a duly authorized officer this 20th day of October, 2003.


                                 CENTENNIAL SPECIALTY FOODS CORPORATION

                                 By: /s/ Jeffrey R. Nieder
                                    --------------------------------------------
                                    Jeffrey R. Nieder, Chief Executive Officer

                                    EXHIBIT A


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                     CENTENNIAL SPECIALTY FOODS CORPORATION


         The undersigned, a natural person eighteen years of age or older, hereby establishes a corporation pursuant to the Delaware General Corporation Law, as amended, and adopts the following Certificate of Incorporation which is amended and restated to read in full as follows:

         FIRST: The name of the corporation is Centennial Specialty Foods Corporation (the "Corporation"), which is the name under which the Corporation was originally incorporated. The date of filing of the original Certificate of Incorporation with the Secretary of State of Delaware was February 7, 2003.

         SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: Authorized Shares.

                  A. The aggregate number of shares which the Corporation shall have the authority to issue is 50,000,000; of which 3,000,000 shares of the par value of $.0001 shall be designated Preferred Stock and 47,000,000 shares of the par value of $.0001 shall be designated Common Stock.

                  B. Authority is hereby expressly granted to the Board of Directors, within the restrictions and limitations expressed in this Restated Certificate of Incorporation, from time to time to issue shares of the Preferred Stock as shares of any series of Preferred Stock and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

                  C. Designation of Series A Preferred Stock. Two million (2,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). The par value of the Series A Preferred shall be $.0001 per share. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred are as follows:

                           1. Dividend Rights.

                                    (a) So long as any shares of Series A
                           Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other capital stock of the Corporation junior to the Series A Preferred in rights of liquidation preference or dividends (the "Junior Stock"), nor shall any shares of Junior Stock be purchased, redeemed, or otherwise acquired for value by the Corporation unless a dividend is paid with respect to all outstanding shares of Series A Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount that would be paid on each share of Common Stock that would be issued upon conversion of the Series A Preferred in accordance with Article Fourth (C)(4) hereof. The provisions of this Article Fourth (C)(1) shall not, however, apply to a dividend payable in Common Stock to all classes of stock entitled to participate in such dividend.

                                    (b) The holders of the Series A Preferred
                           shall receive dividends at the rate of $0.50 per annum per share of Series A Preferred (calculated after taking into account all stock splits, stock dividends, combinations, recapitalizations, and the like) then held by them out of any funds legally available therefore. Such dividends shall be paid on the last day of each calendar quarter at the rate of $.125 per share of Series A Preferred and prior to the payment of any dividends on the Common Stock, provided such payment may be legally made and is not otherwise prohibited. The right to such dividends on the Series A Preferred shall be cumulative, and such right shall accrue to the holders thereof regardless of whether such dividend is actually declared by the Board of Directors. Without limiting the foregoing, provided the first priority dividend set forth in the first sentence of this paragraph (b) has been paid in full, a dividend may be declared and paid in respect of the Common Stock if the holders of the Series A Preferred shall receive a proportionate share of any such dividend as provided in paragraph (a) above.

                           2. Voting Rights.

                                    (a) General Rights. Each share of Common
                           Stock shall be entitled to one vote per share. Except as otherwise provided herein or as required by law, the Series A Preferred shall be entitled to vote equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series A Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series A Preferred are convertible (pursuant to Article Fourth (C)(4) hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                                    (b) Separate Vote of Series A Preferred. For
                           so long as at least two hundred thousand (200,000) shares of Series A Preferred (or such number of shares into which such shares may be adjusted upon any stock split, reverse stock split or other similar event affecting the Series A Preferred) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority in interest of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions:

                                            (i) Any amendment, alteration, or
                                    repeal of any provision of the Restated
                                    Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred so as to affect them adversely;

                                            (ii) Any authorization, designation
                                    or issuance, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking senior (a "Senior Security") to or pari passu with the Series A Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of the Series A Preferred or any such new class or series;

                                             (iii) Any payment of dividends or
                                    other distributions or any redemption or repurchase of Junior Stock;

                                             (iv) Any issuance of incentive
                                    stock (through options, restricted stock or otherwise) in excess of 1,000,000 shares of Common Stock (including shares to be offered pursuant to options outstanding at the date hereof);

                                             (v) Any stock issuance transactions
                                    with affiliates not approved by a majority of the Corporation's disinterested directors; or

                                             (vi) Any merger or consolidation
                                    that would result in any conversion or
                                    exchange of the Series A Preferred into
                                    other shares, securities, property or cash, whether or not the Corporation is the surviving or continuing entity in such merger or consolidation.

                                            (vii) Except with respect to the
                                    currently contemplated senior debt facility, incur any long-term indebtedness or enter into any commitments to incur long-term indebtedness (whether by issuance, guarantee or otherwise) or pledge, or create any lien, on any of the Corporation's assets, except for (A) lease transactions entered into in the ordinary course of business, and (B) long-term indebtedness (and pledges of assets to secure a such loan or loans) incurred for (x) operating purposes in the ordinary course of business including working capital needs, improvements and expansion; and (y) financing for the purchase of assets.

                                    (c) Nominee or Observer. In addition to the
                           right to vote on the election and removal of directors provided by Article Fourth (C)(2)(a), so long as 200,000 shares of Series A Preferred remain outstanding, the holders of Series A Preferred shall have the right to designate one nominee for election as a director of the Corporation or as an observer who shall be entitled to attend all meetings of the Board of Directors of the Corporation or of committees thereof. If an observer is designated, the observer shall receive notice of all board and committee meetings contemporaneously with notice of such meetings being given to members of the Board of Directors and committees thereof. The observer shall be entitled to, but not required to, attend any and all meetings of the Board of Directors and committees thereof from any after the date of his or her designation by the holders of the Series A Preferred and until his or her resignation or removal (either with or without cause but in each case only by vote of the holders of the Series A Preferred) by the holders of the Series A Preferred. Such holders shall have the right to designate a successor observer if the then-existing observer shall resign or be removed. If a director is nominated by the holders of the Series A Preferred, the Board of Directors shall take all action necessary to expand the Board of Directors (or if a vacancy then exists, to fill such vacancy) and fill such position with the director so nominated by the holders of the Series A Preferred within not more than 20 days of written request therefore by the holders of the Series A Preferred. The director that is nominated by the holders of the Series A Preferred may be removed, either with or without cause, by and only by the affirmative vote of a majority in interest of the holders of the Series A Preferred.

                           3. Liquidation Rights.

                                    (a) Upon any liquidation, dissolution, or
                           winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount in cash equal to the greater of (i) the Original Issue Price (as defined below) plus all declared and unpaid dividends on the Series A Preferred for each share of Series A Preferred held by them, or (ii) the amount such holder would have received upon liquidation, dissolution and winding up of the Corporation as a holder of Common Stock if all of the Shares of Series A Preferred had previously been converted to Common Stock in accordance with Article Fourth (C)(4). If, upon any such liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A Preferred pursuant to this Article Fourth
                           (C)(3)(a), then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The Original Issue Price of the Series A Preferred shall be $5.00 per share.

                                    (b) The following events shall be considered
                           a liquidation under this Section:

                                             (i) any consolidation or merger of
                                    the Corporation with or into any other
                                    corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization own less than 50% of the voting power in the election of directors of the Corporation immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of 50% of the voting power in the election of directors of the Corporation is issued or transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation (an "Acquisition"); or

                                             (ii) a sale, lease or other
                                    disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").

                                             (iii) In any of such events, if the
                                    consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors, in accordance with the following:

                                                     (1) If traded on a
                                            securities exchange or through the
                                            New York Stock Exchange, the
                                            American Stock Exchange or the
                                            Nasdaq National Market, the value
                                            shall be deemed to be the average of
                                            the closing prices of the securities
                                            on such exchange or quotation system
                                            over the thirty (30) day period
                                            ending three (3) days prior to the
                                            closing;

                                                     (2) If traded
                                            over-the-counter, the value shall be
                                            deemed to be the average of the
                                            closing bid or sale prices
                                            (whichever is applicable) over the
                                            thirty (30) day period ending three
                                            (3) days prior to the closing;

                                                     (3) If there is no active
                                            public market, the value shall be
                                            the fair market value thereof, as
                                            reasonably determined by the Board
                                            of Directors in good faith after
                                            consultation with an outside third
                                            party valuation expert, who shall be
                                            reasonably
                                            acceptable to the holders of the
                                            Series A Preferred; and

                                                     (4) The method of valuation
                                            of securities subject to investment
                                            letter or other restrictions on free
                                            marketability shall be to make an
                                            appropriate discount from the fair
                                            market value as determined above, as
                                            determined by a vote of two-thirds
                                            of the Board of Directors and the
                                            approval of at least 50% of the
                                            holders of the Series A Preferred.

                           4. Conversion Rights. The holders of the Series A
                  Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the "Conversion Rights");

                                    (a) Optional Conversion. Subject to and in
                           compliance with the provisions of this Article Fourth
                           (C)(4), any shares of Series A Preferred may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock into which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the Conversion Rate then in effect (determined as provided in Section 4(c)) by the number of shares of Series A Preferred being converted.

                                    (b) Automatic Conversion. In the event that
                           less than 200,000 shares of Series A Preferred remain outstanding, the Series A Preferred then outstanding shall be automatically converted into shares of Common Stock.

                                    (c) Conversion Rate. The Conversion Rate
                           shall be equal to the quotient obtained by dividing the Original Issue Price by the Conversion Price (the "Conversion

                           Rate"). The "Conversion Price" initially shall be $5.00, subject to adjustments as set forth in this
                           Section 4.

                                    (d) Mechanics of Conversion. Each holder of
                           Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this Article Fourth (C)(4) shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Corporation or its Transfer Agent shall timely issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value as determined in good faith by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series A Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the holder of record of such shares of Common Stock on such date.

                                    (e) Adjustment for Stock Splits and
                           Combinations. If the Corporation shall at any time or from time to time after the date that the first share of Series A Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Article Fourth (C)(4)(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                                    (f) Adjustment for Common Stock Dividends
                           and Distributions. If the Corporation at any time, or from time to time after the Original Issue Date, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Article Fourth
                           (C)(4)(e) to reflect the actual payment of such dividend or distribution.

                                    (g) Adjustments for Other Dividends and
                           Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than Common Stock, in each such event provisions shall be made so that the holders of the Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
                           Section 4 with respect to the rights of the holders of Series A Preferred or with respect to such other securities by their terms.

                                    (h) Adjustment for Reclassification,
                           Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Article Fourth (C)(3)(b) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Article Fourth
                           (C)(4)), in any such event each holder of Series A Preferred shall have the right thereafter to convert the Series A Preferred into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                                    (i) Reorganizations, Mergers, Consolidations
                           or Sales of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Article Fourth (C)(3)(b) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Article Fourth (C)(4)), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article Fourth (C)(4) with respect to the rights of the holders after the capital reorganization to the end that the provisions of this Article Fourth (C)(4) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                                    (j) Certificate of Adjustment. In each case
                           of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock, or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this Article Fourth (C)(4), the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares or Common Stock issued or sold or deemed to have been issued or sold, (2) any change in the Conversion Price, (3) the number of Additional Shares of Common Stock, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

                                    (k) Notices of Record Date. Upon (i) any
                           taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Article Fourth
                           (C)(3)(b)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Article Fourth (C)(3)(b)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least twenty (20) days prior to the record date specified therein (or such shorter period approved by two-thirds in interest of the outstanding Series A Preferred, including approval of two-thirds of the purchasers of the Series A Preferred sold at the first closing of the sale thereof) a notice specifying (a) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (c) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock or other securities for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                                     (l) Fractional Shares. No fractional shares
                           of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined in good faith by the Board of Directors) on the date of conversion.

                                    (m) Reservation of Stock Issuable Upon
                           Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                                    (n) Notices. Any notice required by the
                           provisions of this Article Fourth (C)(4) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified,
                           (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) seven
                           (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                                    (o) Payment of Taxes. The Corporation will
                           pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common

                           Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

                                    (p) No Impairment. Without the consent of
                           the holders of then outstanding Series A Preferred, the Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion and other rights of the holders of the Series A Preferred against impairment.

                           5. No Reissuance of Series A Preferred. No share or
                  shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                           6. Liability on Conversion. In connection with any
                  transfer or conversion of any capital stock of the Corporation pursuant to or as permitted by the provisions of this Article Fourth, or in connection with the making of any determination referred to in this Article Fourth:

                                    (a) the Corporation shall be under no
                           obligation to make any investigation of facts unless an officer, employee or agent of the Corporation responsible for making such transfer or determination or issuing Series A Preferred pursuant to such conversion has substantial reason to believe, or unless the Board of Directors (or a committee of the Board of Directors designated for the purpose) determines that there is substantial reason to believe, that any affidavit or other document is incomplete or incorrect in any material respect or that an investigation would disclose facts indicating that such conversion was in violation of this Article Fourth, in either of which events the Corporation shall (i) make or cause to be made such investigation as it may deem necessary or desirable in the circumstances and
                           (ii) have a reasonable time to complete such investigation; and

                                    (b) neither the Corporation nor any
                           director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted to be taken in good faith.

                  7. Restrictions on Rights. Notwithstanding any language to the contrary elsewhere herein, or any attempted amendment or restatement of Article Fourth hereof, or the execution of any agreement providing for any of the following, the Series A Preferred shall not be entitled, whether as now or hereafter constituted, (i) to have or possess rights to a floating dividend rate, (ii) to have or possess rights to a call feature that is likely to be exercised by the Corporation, or (iii) to have or possess rights to put the Series A Preferred to the Corporation or to cause or require the Corporation to engage in a mandatory redemption of the Series A Preferred.

                  8. Other Provisions.

                                    (a) Inspection. The Corporation shall permit
                  one representative appointed by majority vote of the holders of Series A Preferred, at their own expense, upon three days prior notice, to (i) visit its offices, (ii) examine its books and records and accountants' reports relating thereto, (iii) make copies or extracts therefrom, (iv) discuss its affairs with its employees, (v) examine and inspect its property and assets, and (vi) meet and discuss its affairs with the Corporation's independent accountants, and such accountants, as a condition to their retention by the Corporation, are hereby irrevocably authorized by the Corporation to fully discuss and disclose all such affairs with such representative of the Series A Preferred holders.

                                    (b) Financial Statements and Other
                  Information. The Corporation shall furnish to each holder of Series A Preferred the following items:

                                            (i) Monthly Statements. Thirty (30)
                                    days after the close of each month that is not a quarter-end or year-end, an internal financial and management report including a consolidated statement of operations and operating cash flow (subject to normal quarterly adjustments).

                                            (ii) Quarterly Statements.
                                    Forty-five (45) days after the close of any fiscal quarter (i) the consolidated balance sheet of the Corporation for fiscal quarter, and (ii) the consolidated statements of operations and operating cash flow of the Corporation for such fiscal quarter and for the period from the beginning of the then current year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding year, all in reasonable detail and prepared in accordance with generally accepted accounting principles ("GAAP") subject to normal adjustments that are not material in the aggregate and reviewed by the Corporation's independent certified public accountants.

                                            (iii) Annual Statements. Ninety (90)
                                    days after the close of each fiscal year:
                                    the consolidated balance sheet of the
                                    Corporation as of the end of such year and the consolidated statements of operations, cash flows and stockholders' equity of the Corporation for such year, and the consolidated statements of operating cash flow of the Corporation for such year, setting forth in each case in comparative form the corresponding figures for the preceding year, all in reasonable detail and prepared in accordance with GAAP, and in each case audited by the independent certified public accountants and accompanied by the unqualified opinion of such independent certified public accountants.



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

                                            (iv) Audit Reports. A copy of each
                                    report, including any so-called "Management
                                    Letter" or similar report, submitted to the Corporation by the independent certified public accountants in connection with any annual, interim or special audit made by such accountants of the books of the Corporation.

                                            (v) Budgets. A cash flow budget (i)
                                    on or prior to the date the first share of Series A Preferred is issued (the "Original Issue Date"), covering the remainder of fiscal year 2003 and all of fiscal years 2004, 2005 and 2006, and (ii) on or prior to each anniversary following the Original Issue Date, covering the three following subsequent fiscal years.

         FIFTH: The name and mailing address of the incorporator is Robert W. Walter, Esq., 8390 East Crescent Parkway, Suite 400, Greenwood Village, Colorado 80111. The powers of the incorporator shall terminate upon the filing of this Restated Certificate of Incorporation.

         SIXTH: Directors.

                  A. The initial Board of Directors of this Corporation shall consist of one (1) member, but the number may be increased or decreased in the manner provided in the Bylaws of this Corporation; provided, however, that, except as otherwise provided in the Bylaws of this Corporation, the number of directors constituting the full Board of Directors shall not be changed without the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation. The names and address of the person who is to serve as the initial director of the Corporation upon the filing of this Restated Certificate of Incorporation is:

                  Name                                     Address
                  ----                                     -------
                  Jeffrey R. Nieder                   5590 High Street
                                                      Denver, Colorado 80216

                  B. Any one or more directors may be removed at any time, only for cause, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of Common Stock that are present or represented at a special meeting of stockholders called for such purpose, voting together as a single class. At the same meeting at which the stockholders remove one or more directors, a successor or successors may be elected for the unexpired term of the director or directors removed. Except as set forth in this Article SIXTH (B), directors shall not be subject to removal.

         SEVENTH: The Board of Directors is authorized to adopt, amend or repeal any and all provisions of the Bylaws of the Corporation by a vote of at least two-thirds of all directors who constitute the Board of Directors, except as and to the extent provided in the Bylaws. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of this Corporation (and notwithstanding that some lesser percentage may be specified by law), no provision of the Bylaws of the Corporation shall be amended, modified or repealed by the stockholders of the Corporation, nor shall any provision of the Bylaws of the Corporation inconsistent with any such provision be adopted by the stockholders of the Corporation, unless approved by the affirmative vote of at least seventy-five (75%) of the issued and outstanding shares of Common Stock. Any purported amendment to the Bylaws which would add thereto a matter not expressly covered in the Bylaws prior to such purported amendment shall be deemed to constitute the adoption of a Bylaw provision and not an amendment to the Bylaws.

         EIGHTH: Notwithstanding any other provision of this Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock of the Corporation required by law, this Certificate of Incorporation or any Preferred

Stock designation, the affirmative vote (or consent under Article TWELFTH, if such consent is then permitted) of at least seventy-five percent (75%) of the voting power of the then outstanding shares of the voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the modification, amendment or repeal of all or any portion of Articles FOURTH, SIXTH, SEVENTH, EIGHTH, TENTH or TWELFTH of this Certificate of Incorporation.

         NINTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan) and amounts paid in settlement incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article NINTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted in the Bylaws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law or otherwise.

         TENTH: No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article TENTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article TENTH, and neither the amendment or repeal of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon or in connection with any acts or omissions of such director occurring prior to such amendment, repeal or adoption of an inconsistent provision. The provisions of this Article TENTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

         ELEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         TWELFTH: Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation and notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of this Corporation, and notwithstanding anything to the contrary specified by law, no action required or permitted to be taken at any annual or special meeting of the stockholders of this Corporation may be taken without such a meeting, and the power of stockholders of this Corporation to consent in writing to the taking of such action without a meeting, as contemplated by Section 228 of the Delaware General Corporation Law, is hereby specifically denied.

         IN WITNESS WHEREOF, I made, signed and sealed this Amended and Restated Certificate of Incorporation this 20th day of October, 2003.




                                                --------------------------------
                                                Jeffrey R. Nieder
                                                Chief Executive Officer